                                                                     EXHIBIT 4.8



                  FORM OF NON-QUALIFIED STOCK OPTION AGREEMENT


                 THIS AGREEMENT, dated as of __________, 1998, is made by and between Regal Cinemas, Inc., a Tennessee corporation hereinafter referred to as the "Company", and the undersigned employee of the Company or a Subsidiary (as defined below) or Affiliate (as defined below) of the Company, hereinafter referred to as "Optionee".

                 WHEREAS, the Company wishes to afford the Optionee the opportunity to purchase shares of its common stock (the "Common Stock");

                 WHEREAS, the Company wishes to carry out the Plan (as hereinafter defined), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

                 WHEREAS, the Committee (as hereinafter defined), appointed to administer the Plan, has determined that it would be to the advantage and best interest of the Company and its stockholders to grant the Options (as hereinafter defined) provided for herein to the Optionee as an incentive for increased efforts during his term of office with the Company or its Subsidiaries or Affiliates, and has advised the Company thereof and instructed the undersigned officers to issue said Options;

                 NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

                 Whenever the following terms are used in this Agreement, they shall have the meaning specified in the Plan or below unless the context clearly indicates to the contrary.

Section 1.1 - Affiliate

                 "Affiliate" shall mean, with respect to the Company, any corporation directly or indirectly controlling, controlled by, or under common control with, the Company.

Section  1.2 - Cause

                 "Cause" shall mean (i) the Optionee's willful refusal to perform in any material respect his duties or responsibilities for the Company or willful disregard in any material respect of any financial or other budgetary limitations established by the Company's Chief

Executive Officer or Board of Directors; or (ii) the engaging by the Optionee in conduct that causes material and demonstrable injury, monetarily or otherwise, to the Company, including, but not limited to, misappropriation or conversion of assets of the Company (other than nonmaterial assets); or (iii) conviction of or entry of a plea of nolo contendere to a felony; or (iv) a material breach of the Optionee's employment agreement, if any, including, without limitation, engaging in action in violation of the restrictive covenants therein.

No act or failure to act by an Optionee shall be deemed "willful" if done, or omitted to be done, by Optionee in good faith and with the reasonable belief that his action or omission was in the best interest of the Company.

Section 1.3 - Code

                 "Code" shall mean the Internal Revenue Code of 1986, as amended.

Section 1.4 - Committee

                 "Committee" shall mean the Compensation Committee of the Company.

Section 1.5 - Cumulative EBITDA Target

                 "Cumulative EBITDA Target" shall mean the Cumulative EBITDA Targets as set forth in Schedule A attached hereto.

Section 1.6 - EBITDA

                 "EBITDA" shall mean, with respect to the Company and its Subsidiaries on a consolidated basis for any period, the audited consolidated net income (excluding without duplication, (x) extraordinary gains and losses in accordance with GAAP (including any FAS 121 writedowns) and (y) gains or losses on discontinued operations) for such quarter, plus (i) consolidated interest expense for such period, determined in accordance with GAAP, plus (ii) any minority interests share of income and losses plus (iii) to the extent deducted in computing such consolidated net income, the sum of all income taxes, depreciation, depletion and amortization of property, plant, equipment and intangibles for such quarter.

Section 1.7 - EBITDA Target

                 "EBITDA Target" shall mean the EBITDA Targets established by the Board of Directors and set forth in Schedule A attached hereto.

Section 1.8 - Fiscal Year

                 "Fiscal Year" shall mean the most recently completed fiscal year of the Company.
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                                                                               3




Section 1.9 - Grant Date

                 "Grant Date" shall mean the date as of which the Options provided for in this Agreement were granted, which shall be ________, 1998.

Section 1.10 - Management Stockholder's Agreement

                 "Management Stockholder's Agreement" shall mean that certain Management Stockholder's Agreement dated as of ________ __, 199_ between the Optionee and the Company.

Section 1.11 - Missed Year

                 "Missed Year" shall mean a Fiscal Year in which the Company's EBITDA is less than 100% of the EBITDA Target for such Fiscal Year.

Section 1.12 - Options

                 "Options" shall mean the non-qualified options to purchase Common Stock granted under this Agreement.

Section 1.13 - Performance Option

                 "Performance Option" shall mean an Option with respect to which the commencement of exercisability is governed by Section 3.1(b) hereof.

Section 1.14 - Permanent Disability

                 The Optionee shall be deemed to have a "Permanent Disability" if the Optionee is unable to engage in the activities required by the Optionee's job by reason of any medically determined physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

Section 1.15 - Plan

                 "Plan" shall mean the 1998 Stock Purchase and Option Plan for Key Employees of Regal Cinemas, Inc., as amended from time to time.

Section 1.16 - Pronouns

                 The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 1.17 - Secretary

                 "Secretary" shall mean the Secretary of the Company.
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                                                                               4




Section 1.18 - Subsidiary

                 "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations, or group of commonly controlled corporations (other than the last corporation in the unbroken chain), then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Section 1.19 - Time Option

                 "Time Option" shall mean an Option with respect to which the commencement of exercisability is governed by Section 3.1(a) hereof.

                                   ARTICLE II

                                GRANT OF OPTIONS


Section 2.1 - Grant of Options

                 For good and valuable consideration, on and as of the date hereof the Company irrevocably grants to the Optionee a Time Option to purchase any part or all of an aggregate of the number of shares of its Common Stock set forth with respect to such Time Option on the signature page hereof and a Performance Option to purchase any part or all of an aggregate of the number of shares of its Common Stock set forth with respect to such Performance Option on the signature page hereof, in each case upon the terms and conditions set forth in this Agreement.

Section 2.2 - Exercise Price

                 Subject to Section 2.4, the exercise price of the shares of stock covered by the Options shall be equal to $5.00.

Section 2.3 - Consideration to the Company

                 In consideration of the granting of these Options by the Company, the Optionee agrees to render faithful and efficient services to the Company or a Subsidiary or Affiliate, with such duties and responsibilities as the Company shall from time to time prescribe, consistent with Optionee's position. Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of the Company or any Subsidiary or Affiliate or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries or Affiliates, which are hereby expressly reserved, to terminate the employment of the Optionee at any time for any reason whatsoever, with or without cause, subject to any rights to which the Optionee is entitled under the terms of the employment agreement, if any, between Optionee and the Company.
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Section 2.4 - Adjustments in Options Pursuant to Merger, Consolidation, etc.

                 Subject to Section 9 of the Plan, in the event that the outstanding shares of the stock subject to an Option are, from time to time, changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares, or otherwise, the Committee shall make an appropriate and equitable adjustment in the number and kind of shares and/or the amount of consideration as to which or for which, as the case may be, such Option, or portions thereof then unexercised, shall be exercisable. Any such adjustment made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons.

                                  ARTICLE III

                            PERIOD OF EXERCISABILITY

Section 3.1 - Commencement of Exercisability

                 (a)      Time Options shall become exercisable as follows:

                                                            Percentage of Option
Date Option                                                 Shares Granted As to Which
Becomes Exercisable                                         Option Is Exercisable
-------------------                                         ----------------------
On or after the first anniversary
  of the Grant Date                                                 20%

On or after the second anniversary
  of the Grant Date                                                 40%

On or after the third anniversary
  of the Grant Date                                                 60%

On or after the fourth anniversary
  of the Grant Date                                                 80%

On or after the fifth anniversary
  of the Grant Date                                                100%


                 (b) Performance Options shall become exercisable as follows:

                    (i) Unless otherwise provided in this Agreement, the Performance Options shall become exercisable with respect to one-third of the shares of Common Stock subject to such Performance Option on each of the first three anniversaries of the Grant Date to the extent that the Company's EBITDA for the Fiscal Year equals or exceeds the EBITDA Target.
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                                                                               6




                    (ii) If the Optionee's Performance Options do not become exercisable in the first or second year following the Grant Date pursuant to the above, the Optionee may "catch-up" in the second or third year based on the Cumulative EBITDA Target with respect to such year.

                   (iii) Notwithstanding the foregoing, the Performance Option shall become exercisable as to 100% of the shares of Common Stock subject to the Performance Option on the ninth anniversary of the Grant Date (but only to the extent such Performance Option has not otherwise terminated or become exercisable) at an exercise price of $5.00 per share, as adjusted pursuant to
Section 2.4 herein, whether or not the EBITDA Targets are achieved.

                 (c) Notwithstanding the foregoing, all Options shall become immediately exercisable as to 100% of the shares of Common Stock subject to such Options immediately prior to a Change of Control (as defined in the Plan) (but only to the extent such Option has not otherwise terminated or become unexercisable).

                 (d) In the event of Optionee's termination of employment because of death or Permanent Disability, the Time Options shall immediately become exercisable as to all shares of Common Stock subject thereto.

                 (e) In the event of a termination of Optionee's employment for Cause, all Options (whether or not exercisable) shall immediately terminate without any payment.

                 (f) In the event of a termination of Optionee's employment without Cause or Optionee's resignation, all unexercisable Options shall terminate without any payment.

Section 3.2 - Expiration of Options

                 Except as otherwise provided in Section 5 or 6 of the Management Stockholder's Agreement, the Options may not be exercised to any extent by the Optionee after the first to occur of the following events:

                 (a)  The tenth anniversary of the Grant Date; or

                 (b) The first anniversary of the date of the Optionee's termination of employment by reason of death, Permanent Disability, termination without Cause or resignation for Good Reason; or

                 (c) 90 days after resignation by the Optionee without Good Reason; or

                 (d) The date the Option is terminated pursuant to the Management Stockholder's Agreement; or

                 (e) The date of termination of Optionee's employment by the Company for Cause; or
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                 (f)  If the Committee so determines pursuant to Section 9 of the Plan, the effective date of a merger, consolidation or other transaction or capital change of the Company as provided in the Plan, so long as the Optionee has a reasonable opportunity to exercise prior to such effective date.

                 For purposes of this Agreement, the term "Good Reason" shall mean (i) a reduction in the Optionee's base salary or an amendment to the Company's annual cash bonus plan which would materially impair the ability of the Optionee to receive a bonus (other than the establishment in good faith of the "EBITDA" or other performance targets by the Company's Board of Directors) or (ii) other than as approved by the current chief executive officer of the Company, a substantial reduction in the Optionee's duties and responsibilities or a transfer of the Optionee's primary workplace by more than fifty (50) miles from the current workplace; provided, however, that in the event the Optionee is party to a written employment agreement, the definition of "Good Reason" therein shall supersede the preceding definition.

                                   ARTICLE IV

                               EXERCISE OF OPTION

Section 4.1 - Person Eligible to Exercise

                 During the lifetime of the Optionee, only he may exercise an Option or any portion thereof. After the death of the Optionee, any exercisable portion of an Option may, prior to the time when an Option becomes unexercisable under Section 3.2, be exercised by his personal representative or by any person empowered to do so under the Optionee's will or under the then applicable laws of descent and distribution.

Section 4.2 - Partial Exercise

                 Any exercisable portion of an Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under
Section 3.2; provided, however, that any partial exercise shall be for whole shares of Common Stock only.

Section 4.3 - Manner of Exercise

                 An Option, or any exercisable portion thereof, may be exercised solely by delivering to the Secretary or his office all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.2:

                 (a) Notice in writing signed by the Optionee or the other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee;
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                 (b)  Full payment (in cash, by check or by a combination
         thereof) for the shares with respect to which such Option or portion thereof is exercised;

                 (c) A bona fide written representation and agreement, in a form satisfactory to the Committee, signed by the Optionee or other person then entitled to exercise such Option or portion thereof, stating that the shares of stock are being acquired for his own account, for investment and without any present intention of distributing or reselling said shares or any of them except as may be permitted under the Securities Act of 1933, as amended (the "Act"), and then applicable rules and regulations thereunder, and that the Optionee or other person then entitled to exercise such Option or portion thereof will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the shares by such person is contrary to the representation and agreement referred to above; provided, however, that the Committee may, in its absolute discretion, take whatever additional actions it deems appropriate to ensure the observance and performance of such representation and agreement and to effect compliance with the Act and any other federal or state securities laws or regulations;

                 (d) Full payment to the Company of all amounts which, under federal, state or local law, it is required to withhold upon exercise of the Option; and

                 (e) In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the option.

Without limiting the generality of the foregoing, the Committee may require an opinion of counsel reasonably acceptable to it to the effect that any subsequent transfer of shares acquired on exercise of an Option does not violate the Act, and may issue stop-transfer orders covering such shares. Share certificates evidencing stock issued on exercise of this Option shall bear an appropriate legend referring to the provisions of subsection (c) above and the agreements herein. The written representation and agreement referred to in subsection (c) above shall, however, not be required if the shares to be issued pursuant to such exercise have been registered under the Act, and such registration is then effective in respect of such shares.

Section 4.4 - Conditions to Issuance of Stock Certificates

                 The shares of stock deliverable upon the exercise of an Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of an Option or portion thereof prior to fulfillment of all of the following conditions:

                 (a)  The obtaining of approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and
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                                                                               9




                 (b) The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience.

                 (c) The execution of a Management Stockholder's Agreement by and between the Company and the Executive (unless such an agreement already exists) that covers the shares purchased upon exercise of an Option.

Section 4.5 - Rights as Stockholder

                 The holder of an Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares purchasable upon the exercise of the Option or any portion thereof unless and until certificates representing such shares shall have been issued by the Company to such holder.

                                   ARTICLE V

                                 MISCELLANEOUS

Section 5.1 - Administration

                 The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Options. In its absolute discretion, the Board of Directors may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 5.2 - Options Not Transferable

                 Except as provided in the Management Stockholder's Agreement, neither the Options nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.2 shall not prevent transfers made solely for estate planning purposes or by will or by the applicable laws of descent and distribution.

Section 5.3 - Shares to Be Reserved

                 The Company shall at all times during the term of the Options reserve and keep available such number of shares of stock as will be sufficient to satisfy the requirements of this Agreement.

Section 5.4 - Notices

                 Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Optionee shall be addressed to him at the address given beneath his signature hereto. By a notice given pursuant to this Section 5.4, either party may hereafter designate a different address for notices to be given to him. Any notice which is required to be given to the Optionee shall, if the Optionee is then deceased, be given to the Optionee's personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 5.4. Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

Section 5.5 - Titles

                 Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 5.6 - Applicability of Plan and Management Stockholder's Agreement

                 The Options and the shares of Common Stock issued to the Optionee upon exercise of the Options shall be subject to all of the terms and provisions of the Plan and the Management Stockholder's Agreement, to the extent applicable to the Options and such shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control. In the event of any conflict between this Agreement or the Plan and the Management Stockholder's Agreement, the terms of the Management Stockholder's Agreement shall control.

Section 5.7 - Amendment

                 This Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is amending this Agreement.

Section 5.8 - Governing Law

                 The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

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Section 5.9 - Jurisdiction

                 Any suit, action or proceeding against the Optionee with respect to this Agreement, or any judgment entered by any court in respect of any thereof, may be brought in any court of competent jurisdiction in the State of New York, and the Optionee hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. The Optionee hereby irrevocably waives any objections which he may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of New York, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum. No suit, action or proceeding against the Company with respect to this Agreement may be brought in any court, domestic or foreign, or before any similar domestic or foreign authority other than in a court of competent jurisdiction in the State of New York, and the Optionee hereby irrevocably waives any right which he may otherwise have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority. The Company hereby submits to the jurisdiction of such courts for the purpose of any such suit, action or proceeding.

                 IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.


                                           REGAL CINEMAS, INC.




                                           By
                                             -----------------------------
                                             Name:
                                             Title:

                                             Aggregate number of shares of
                                             Common Stock for which the Time
                                             Option granted hereunder is
                                             exercisable:

                                             Aggregate number of shares of
-------------------------                    Common Stock for which the
                                             Performance Option granted
-------------------------                    hereunder is exercisable:
       Optionee






-------------------------



-------------------------
       Address


Optionee's Taxpayer
Identification Number:

-------------------------